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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-2 of our report dated December 28, 2000, except for the last paragraph of Note 11 as to which the date is April 30, 2001, relating to the consolidated financial statements, which appears in Metropolitan Mortgage & Securities Co., Inc.'s Annual Report on Form 10-K/A for the year ended September 30, 2000. We also consent to the incorporation by reference of our report dated December 28, 2000 relating to the financial statement schedules, which appears in Metropolitan Mortgage & Securities Co., Inc.'s Annual Report and Form 10-K/A (Amendment No. 2) for the year ended September 30, 2000. We also consent to the references to us under the heading "Experts" in such Registration Statement on Form S-2.


/s/ PricewaterhouseCoopers LLP


San Francisco, CA
November 8, 2001